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                                                                    Exhibit 11.1


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

                                             Computation of Pro Forma Net Loss Per Share
                                                             (Unaudited)

                                                                                Period From Inception
                                                                                   (July 12, 1995)            Six Months
                                                                                       Through                   Ended
                                                                                 December 31, 1995           June 30, 1996
Pro forma historical weighted average shares outstanding (1)                            4,077,333              4,077,333

Series A preferred stock, convertible to Common Stock
      at consummation of the planned initial public offering (2)                        5,231,671              5,231,671

Series B preferred stock, convertible to Common Stock
      at consummation of the planned initial public offering (2)                        3,706,234              3,706,234

Common stock equivalents for preferred stock warrants outstanding (2)                     146,000                146,000

Common stock equivalents for options outstanding (2)                                    1,076,260              1,076,260
                                                                                  ---------------        ---------------

      Shares used in computing pro forma net loss per share                            14,237,498             14,237,498
                                                                                  ---------------        ---------------
                                                                                  ---------------        ---------------

Net loss                                                                          $      (967,583)       $    (5,499,418)
                                                                                  ---------------        ---------------
                                                                                  ---------------        ---------------

Pro forma loss per share                                                          $         (0.07)       $         (0.39)
                                                                                  ---------------        ---------------
                                                                                  ---------------        ---------------
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     (1)  Weighted average common stock outstanding during the period including all common stock issued at prices below the expected public offering price during the twelve month period preceding the planned offering as if it was outstanding at inception (July 12, 1995).

     (2) Issuance of convertible preferred stock, preferred stock warrants and common stock options at prices below the expected public offering price during the twelve month period preceding the planned offering have been included as common stock equivalents as if they had been issued as common stock as of July 12, 1995.